Free Writing Prospectus                            Filed pursuant to Rule 433
Dated June 22, 2006                     Registration Statement No. 333-132856


                          Ultrapetrol (Bahamas) Limited

                                     Shares
                                  Common Stock


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This free writing prospectus relates only to the securities described above and should be read together with the prospectus contained in the Registration Statement on Form F-1 of Ultrapetrol (Bahamas) Limited (the "Company"), filed on March 30, 2006, relating to these securities.
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Set forth herein is a copy of an article entitled "Ultrapetrol keeps eyes on US goal: A South American player is not letting bad weather affect its US listing hopes" and published by TradeWinds on June 6, 2006, discussing the Company's offering of securities described above.

Ultrapetrol keeps eyes on US goal
A South American player is not letting bad weather affect its US listing hopes.

The first South American shipowner ever to seek a US public listing remains keen on the flotation even though current market conditions have thrown up a temporary barrier, an official said this week.

Leonard Hoskinson, the US-based representative of Ultrapetrol (Bahamas) Ltd, tells TradeWinds that the company is not on the road with the offering yet because financial markets are currently unsettled. Ultrapetrol publicly filed its prospectus with US securities regulators on 30 March.

"We're not in any rush," Hoskinson said. "Our [prospectus] is still out there. We haven't started the roadshow yet because our view of the market has not been favourable for a launch." He adds this view is not particular to shipping shares but a general assessment of financial markets.

Ultrapetrol is controlled by the family of Argentina's Felipe Menendez. The company filed for a $175m listing on New York's Nasdaq exchange for a diverse fleet of combination carriers (OBOs), river barges, offshore-supply vessels and cruiseships. The flotation is led by underwriter UBS with Credit Suisse.

Bankers not connected with the offering have said its strength may be the credibility of the Menendez family and of its US affiliate, Miami-based Ravenscroft Shipping, which is led by Hoskinson. But they also cite weaknesses such as a confusing storyline - because of the company's many classes of vessels
- and the overall age of the fleet.

Wall Street's only shipping flotation of 2006 has been Omega Navigation's $204m offering of products tankers in April. By this time last year, a handful of owners had already listed or were marketing initial public offerings (IPOs) on the way to a record 11 listings of international owners for 2005.

Sources told TradeWinds in April that Greek boxship player Danaos was almost set to unveil its long-rumoured flotation but that also has encountered delays.

Most tanker companies have been trading at or below their net asset values
(NAVs) for months and their dry-bulk counterparts have been heading in the same direction. While Omega priced well above NAV, at $17 per share, it was trading at around $14.50 this week.

The year's biggest deal - Quintana Maritime's $735m acquisition of 17 bulkers from Metrostar - was accomplished through a combinaton of private equity and bank debt (see story, this page).

"There is not a lot in the IPO pipeline," said one finance source this week. "Private equity deals, yes, but it is not much of a year for public offerings."

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Ultrapetrol (Bahamas) Limited has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling, toll-free 1-888-722-9555 (ext. 1088).
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